Exhibit 99.1

FOR FURTHER INFORMATION:

At the Company:

Paul Mastrapa

Chief Financial Officer

(847) 229-7773

OPTION CARE ANNOUNCES RECORD FIRST QUARTER RESULTS

Revenues of $103 Million; Earnings Per Share of $0.20; DSO of 57 Days

BUFFALO GROVE, IL, May 4, 2004—Option Care, Inc. (Nasdaq: OPTN) today reported record results for the quarter ended March 31, 2004.  Revenues were $103 million for the first quarter of 2004, an 11% increase compared to revenues of $93 million for the first quarter of 2003.  Same store sales growth was 13% for the first quarter.  Net income increased 8% for the first quarter to $4.3 million compared to $4.0 million for the first quarter of 2003.  Diluted earnings per share was $0.20 for the quarter ended March 31, 2004, as compared to $0.19 for the comparable period last year.

Raj Rai, Option Care’s chief executive officer commented, “I am extremely pleased with our record results for the first quarter and, in particular, our continued improvement in cash flow.  Our home infusion and specialty pharmacy services have generated solid organic growth from last year as we have strengthened our sales team and executed our marketing plans.  I am particularly pleased with the stronger than expected seasonal sales of Synagis®.  In addition, we continue to see sales growth for Xolair®, which we launched in the third quarter of last year as well as growth of our managed care specialty pharmacy revenues as payors focus on managing the costs of physician-office based injectible medications.  For the remainder of 2004, we will continue to execute our strategic sales and operating initiatives as well as accelerating our acquisition program.”

Rick Smith, Option Care’s president and chief operating officer commented, “As the sales of Synagis® decline cyclically during the second quarter, our focus will remain on maintaining our growth rate for both home infusion and specialty pharmacy services.  In addition, we continue to drive improvements in our operating infrastructure with particular emphasis on purchasing leverage, controlling operating expenses and account receivable management.”

Commenting on the financial aspects of the quarter Paul Mastrapa, chief financial officer, stated, “Our organic growth of 13% included growth of 15% for specialty pharmacy services and 7% for home infusion and related healthcare services.  In particular, we are very pleased with our growth of Synagis®, which increased 19% organically from the prior year.  Synagis® treats RSV in infants and is a seasonal therapy typically administered from October through April.  Consistent with our guidance and the seasonality of the product, we expect our overall revenues to decline in the second quarter as the Synagis® season ends.”

Mr. Mastrapa continued, “Overall gross profit for the first quarter was 27.8% as compared to 29.5% for the prior year quarter.  The decline in overall gross profit is a result of the shift in mix towards specialty pharmacy revenues, which were 63% of revenues in the current quarter compared to 62% for the same quarter of the prior year, as well as lower gross profit within our specialty pharmacy services. Gross profit for our specialty pharmacy services declined to 16.2% from 19.3% due to shift in mix towards lower margin products resulting from our growth in Synagis®, Xolair®, Human Growth Hormone, and our managed care specialty pharmacy services.  As the Synagis® season ends during the second quarter, we expect to see an increase in our specialty pharmacy gross profit as the mix shifts towards higher margin therapies.  Home infusion services gross profit improved to 43.0% as compared to 42.0% for the first quarter of the prior year primarily due to improved utilization of our direct labor.”

Mastrapa concluded, “Our balance sheet remains very strong with positive cash flow from operations of $5.2 million.  I am pleased with our cash flow results considering the sequential increase in revenues from the fourth quarter of $7.4 million. Our strong cash flow is a reflection of our continued improvement in accounts receivable.  Days sales outstanding were 57 days at the end of the quarter, a decrease of 4 days from the previous quarter ended December 31, 2003.  Lastly, we ended the quarter debt free with $6.6 million of cash on-hand.”

Outlook

The company estimates that earnings per diluted share will range from $0.75 to $0.80 for 2004.  These estimates exclude the impact of any future acquisitions.

First Quarter Conference Call

The Company will be hosting a conference call today, Tuesday, May 4, 2004, to review the financial results for the first quarter.  Investors and other interested parties may access the call at 9:00 a.m. Central Time by dialing in at (800) 299-9630, participant passcode 21020092.

The call will be broadcast live as well as replayed through the internet. The webcast can be accessed through a link at www.optioncare.com.  For those who cannot listen to the live broadcast, a replay will be available two hours after the call concludes at (888) 286-8010, passcode 52320179.  The playback will be available until midnight on May 7, 2004.

The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors.  Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents www.streetevents.com.

About Option Care

Option Care provides various home infusion therapies and specialty injectible pharmaceuticals to patients at home and other alternate sites such as infusion suites and physician’s offices.  The company’s services and pharmaceuticals are provided nationally through its local and regional pharmacies.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Forward looking statements can be identified by the use of terms such as “anticipates,” “expects,” “believes” and other words having a similar meaning. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by us, or on our behalf. These risks and uncertainties include, but are not limited to, uncertainties affecting our businesses and our franchisees relating to acquisitions and divestitures (including continuing obligations with respect to completed transactions), sales and renewals of franchises, government and regulatory policies (including federal, state and local efforts to reform the delivery of and payment for healthcare services), general economic conditions (including economic conditions affecting the healthcare industry in particular), the pricing and availability of equipment and services, technological developments and changes in the competitive environment in which we operate. These statements are based upon assumptions and, although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate.

Further Information on Option Care Can Be Found at:

www.optioncare.com

www.optionmed.com

www.mbimbi.com

[Financial tables follow]

Option Care, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

(in thousands)

	Three Months Ended March 31,
	2004	2003
Revenue:
Specialty pharmacy services	$64,932	$57,034
Infusion and related healthcare services	34,946	33,073
Other	3,271	2,455
Total revenue	103,149	92,562

Cost of revenue:
Cost of goods sold	63,808	54,824
Cost of services provided	10,644	10,458
Total cost of revenue	74,452	65,282

Gross profit	28,697	27,280

Selling, general and administrative expenses	19,249	18,030
Provision for doubtful accounts	1,559	1,878
Depreciation and amortization	681	668
Total operating expenses	21,489	20,576

Operating income	7,208	6,704

Interest income (expense), net	1	(99)
Other expense, net	(67)	(9)

Income before income taxes	7,142	6,596
Income tax provision	2,857	2,630

Net income	$4,285	$3,966

Net income per share:
Basic	$0.20	$0.19

Diluted	$0.20	$0.19

Shares used in computing net income per common share:
Basic	21,091	20,807

Diluted	21,556	21,156

Option Care, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	(Unaudited)
	March 31, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$6,649	$3,961
Accounts receivable, net	65,721	62,190
Inventory	8,248	11,522
Other current assets	8,194	9,721
Total current assets	88,812	87,394

Equipment and other fixed assets, net	12,176	12,145
Goodwill, net	65,661	64,970
Other assets	1,874	2,025
Total assets	$168,523	$166,534

Liabilities and stockholders’ equity Current liabilities:
Trade accounts payable	$18,523	$19,940
Current portion of long-term debt	112	424
Other current liabilities	9,054	10,253
Total current liabilities	27,689	30,617

Long-term debt, less current portion	29	82
Other liabilities	7,153	6,815
Total liabilities	34,871	37,514

Total stockholders’ equity	133,652	129,020

Total liabilities and stockholders’ equity	$168,523	$166,534

Option Care, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

Three Months Ended March 31,

	2004	2003

Net cash provided by operating activities	$5,226	$4,670

Net cash used in investing activities (including acquisitions)	(2,065)	(4,364)

Net cash provided by (used in) financing activities	(473)	280

Increase (decrease) in cash and cash equivalents	$2,688	$586